Exhibit 99

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Thomas C. Hofmeister	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS AN INCREASE OF 42.3% IN EARNINGS PER SHARE, TO $0.37 ON A 10.6% SALES INCREASE, FOR THE FOURTH QUARTER 2009.

BETHESDA, MARYLAND, February 11, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $205.1 million for the quarter ended December 31, 2009, an increase of $19.6 million, or 10.6%, from $185.5 million in the prior year.  Earnings per share for the fourth quarter of 2009 were $0.37 per diluted share compared to proforma earnings per diluted share of $0.26 for the same period in 2008 a 42.3% increase.

The $19.6 million, or 10.6%, sales increase for the quarter ended December 31, 2009 was primarily the result of a $10.8 million, or 6.6%, increase in same-center sales in our patient care centers, a $2.4 million, or 12.1%, increase in sales of the Company’s distribution segment and a $6.4 million increase principally related to sales from acquired entities. The combination of increased sales and effective expense management caused income from operations to increase by $5.6 million, or 25.4%, to $27.5 million for the fourth quarter of 2009, compared to $21.9 million last year.

Net income increased $3.6 million, or 43.7%, to $11.9 million in the fourth quarter of 2009 compared to proforma net income of $8.3 million last year. The proforma results for the fourth quarter of 2008 exclude the impact of a non-cash mark-to-market pre-tax adjustment of $0.7 million related to interest rate swaps.   In addition to improved income from operations, net income benefited from lower variable interest cost in the fourth quarter of 2009.

Net sales for the year ended December 31, 2009 increased by $57.0 million, or 8.1%, to $760.1 million from $703.1 million last year.  The sales increase was principally the result of a $29.6 million, or 4.9%, increase in same-center sales in our patient care centers, a $7.3 million, or 9.1%, increase in sales of the Company’s distribution segment and a $20.1 million increase principally related to sales from acquired entities.

The growth in sales combined with effective expense management caused  income from operations to increase by  $12.8 million, or 16.5%, to $90.5 million for the year end December 31, 2009.  Operating income as a percentage of sales improved 80 basis points to 11.9% in 2009 compared to 11.1% in the prior year.

Net income applicable to common stock for year ended December 31, 2009 increased by 32.7% to $36.1 million, or $1.13 per diluted share, compared to pro forma net income applicable to common stock of $27.2 million, or $0.86  per diluted share, in the prior year.  In addition to improved income from operations, net income benefited from lower variable interest costs during 2009. The pro forma results for the year ended December 31, 2008 assume that the one-time, in-kind preferred stock dividend described below occurred and the preferred stock was converted to common stock at the beginning of the period.  Net income applicable to common stock for year ended December 31, 2008 on a GAAP basis was $21.1 million, or $0.78 per diluted share.

Cash from operations for the year ended December 31, 2008 was $73.1 million, a $19.9 million, or 37.4% increase, compared to 2008. The improvement was primarily the result of improved operating results. The Company had total liquidity of $148.5 million, comprised of $84.6 million of cash and $63.9 million available under its revolving credit facility at December 31, 2009.

“The year 2009 presented a challenging environment due to the uncertainty surrounding proposed changes to federal health care regulations and reimbursement and the impact of the ongoing recession.  In spite of these challenges, we delivered record sales, profits and cash flows,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “The combination of an 8.1% increase in revenue and a focused effort on expense management generated an 80 basis point improvement in our operating margin.   I am proud of our employees’ efforts in 2009 and I am optimistic about our opportunities in 2010.”

For 2010, the Company expects revenues to be between $815 million and $825 million an increase of 7.2 % to 8.5% compared to 2009.  The Company expects diluted EPS for 2010 to be in the range of $1.27 to

$1.29, which would represent a 12.4% to 14.2% increase over 2009 diluted EPS.  We expect to improve operating margins by 20-40 basis points and to generate cash flow from operations of $60 to $70 million.   During 2010 the Company will be relocating its corporate headquarters from Bethesda, Maryland to Austin, Texas and the cost of this move will be reported as a separate component of income from operations.  The Company expects to incur severance and relocation cost of approximately $10.0 million to $12.0 million, as well as, lease exit cost of approximately $3.0 million to $5.0 million.  Once complete, the Company anticipates that the move will result in a reduction of operating expenses of approximately $2.5 million to $3.5 million annually.

In June 2008, the Company’s common stock performance triggered an acceleration of preferred stock dividends as a result of the Company’s average closing price of its common stock exceeding the Company’s forced conversion price of the Series A Convertible Preferred Stock by 200% for a 20-trading day period.  This event accelerated the payment of these dividends due from the time of the event through May 26, 2011.  The accelerated dividends were paid in the form of increased stated value of preferred stock, in lieu of cash.  As a result, the Company recorded an in-kind dividend on its preferred stock of $5.3 million in the quarter ended June 30, 2008, which represented 0.7 million additional common shares on an as-converted basis.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 677 patient care centers in 45 states and the District of Columbia, with over 3,700 employees including 1,127 practitioners as of December 31, 2009.  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income Statement:
Net sales	$205,104	$185,547	$760,070	$703,129
Cost of goods sold - materials	59,512	54,915	228,295	210,323
Personnel costs	67,799	62,639	264,581	248,234
Other operating expenses	46,269	41,711	160,355	149,661
Depreciation and amortization	4,053	4,378	16,319	17,183
Income from operations	27,471	21,904	90,520	77,728
Interest expense	7,799	8,241	30,693	32,549
Unrealized (loss)/gain from interest rate swap	—	(738)	167	(738)
Income before taxes	19,672	12,925	59,994	44,441
Provision for income taxes	7,772	5,089	23,901	17,695
Net income	11,900	7,836	36,093	26,746
Less preferred stock dividend - Series A Convertible Preferred Stock	—	—	—	5,670
Net income applicable to common stock	$11,900	$7,836	$36,093	$21,076

Basic Per Common Share Data:
Net income	$0.37	$0.25	$1.15	$0.81
Shares used to compute basic per common share amounts	31,746,875	30,817,549	31,383,895	25,930,096

Diluted Per Common Share Data:
Net income	$0.37	$0.24	$1.13	$0.78
Shares used to compute diluted per common share amounts	32,401,072	32,057,689	32,068,325	27,090,817

	Three Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2008
Pro-forma:
Net income applicable to common stock	7,836	21,076
Preferred stock dividend - Series A Convertible Preferred Stock	—	5,670
Loss from interest rate swap (net of $295 tax) (1)	443	443
Pro-forma net income applicable to common stock	$8,279	$27,189

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.26	$0.86

Shares used to compute diluted per common share amounts	32,057,689	27,090,817
Effects of conversion of convertible preferred stock (2)	—	4,567,956
Shares used to compute diluted per common share amounts, Pro-forma basis	32,057,689	31,658,773

(1) The loss from interest rate swap results from ineffectiveness that occurred during the quarter and year ending December 31, 2008. The Company fully intends to hold the swap until its maturity in May 2011, in which case the valuation reserve will over time reverse and result in our recording an equal amount of income.

(2) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008.  The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	29.0%	29.6%	30.0%	29.9%
Personnel costs	33.0%	33.7%	34.9%	35.3%
Other operating expenses	22.6%	22.5%	21.1%	21.3%
Depreciation and amortization	2.0%	2.4%	2.1%	2.4%
Income from operations	13.4%	11.8%	11.9%	11.1%
Interest expense	3.8%	4.4%	4.0%	4.6%
Unrealized gain (loss) from interest rate swap	0.0%	-0.4%	0.0%	-0.1%
Income before taxes	9.6%	7.0%	7.9%	6.4%
Provision for income taxes	3.8%	2.7%	3.2%	2.5%
Net income	5.8%	4.3%	4.7%	3.9%

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Cash Flow Data:
Cash flow from operations	$26,979	$18,367	$73,131	$53,220
Capital expenditures	$8,595	$7,317	$21,270	$19,330
Increase in cash	$6,176	$4,888	$26,145	$31,475

	Dec. 31, 2009	Dec. 31, 2008
Balance Sheet Data:
Cash and cash equivalents	$84,558	$58,413
Days Sales Outstanding (DSO’s)	50	51
Working Capital	$216,664	$200,248
Total Debt	$410,472	$422,324
Shareholders’ Equity	$315,893	$266,865

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Percentage of net sales from:
Patient-care services	89.0%	89.2%	88.2%	88.2%
Distribution	10.8%	10.6%	11.6%	11.5%

Payor mix:
Commercial and other	60.5%	61.1%	59.5%	60.3%
Medicare	28.1%	27.8%	29.1%	28.3%
Medicaid	6.2%	6.0%	6.2%	6.1%
VA	5.2%	5.1%	5.2%	5.3%

	Twelve Months Ended December 31,
	2009	2008
Statistical Data:
Patient-care centers	677	668
Number of practitioners	1,127	1,070
Number of states (including D.C.)	46	46